EXHIBIT 10.11(a)
     AMENDMENT dated as of October 3, 2007, to the Amended and Restated American Color Graphics, Inc. Supplemental Executive Retirement Plan (the “Plan”), as amended and restated effective as of July 1, 2005.
     WHEREAS, American Color Graphics, Inc. (the “Company”) sponsors the Plan and Section 4.5 of the Plan grants the Company the right to amend the Plan.
     NOW, THEREFORE, Section 2.3(i) of the Plan is amended by deleting the phrase “the six month anniversary of the Participant’s termination of employment with the Company or its subsidiaries” and replacing such phrase with the following: “the Participant’s termination of employment with the Company or its subsidiaries, except that no payment shall be made earlier than January 1, 2008”.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed, as of the day and year first above written.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Stephen M. Dyott
	Name:	Stephen M. Dyott
	Title:	Chairman & CEO

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